Exhibit 12.1

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2014	December 31, 2013 (1)	December 31, 2012 (1)	December 31, 2011 (1)	December 31, 2010 (1)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$103,420	$57,827	$250,431	$140,215	$81,071

(Plus):
Equity in income of unconsolidated entities, net of distributions received	11,720	36,850	11,170	618	4,856
Amortization of capitalized interest (2)	5,203	20,157	17,929	16,277	15,149

Earnings before fixed charges	$120,343	$114,834	$279,530	$157,110	$101,076

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$1,646	$7,112	$6,873	$6,933	$11,785
Interest expense	42,533	172,402	136,920	167,814	169,997
Interest capitalized	19,679	66,838	49,556	33,863	33,393
Preferred dividend	—	—	—	—	—

Total fixed charges (3)	$63,858	$246,352	$193,349	$208,610	$215,175

(Less):
Interest capitalized	19,679	66,838	49,556	33,863	33,393
Preferred dividend	—	—	—	—	—

Earnings (4)	$164,522	$294,348	$423,323	$331,857	$282,858

Ratio (4 divided by 3)	2.58	1.19	2.19	1.59	1.31

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO FIXED CHARGES

	Three Months	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2014	December 31, 2013 (1)	December 31, 2012 (1)	December 31, 2011 (1)	December 31, 2010 (1)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$103,420	$57,827	$250,431	$140,215	$81,071

(Plus):
Equity in income of unconsolidated entities, net of distributions received	11,720	36,850	11,170	618	4,856
Amortization of capitalized interest (2)	5,203	20,157	17,929	16,277	15,149

Earnings before fixed charges	$120,343	$114,834	$279,530	$157,110	$101,076

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$1,646	$7,112	$6,873	$6,933	$11,785
Interest expense	42,533	172,402	136,920	167,814	169,997
Interest capitalized	19,679	66,838	49,556	33,863	33,393

Total fixed charges (3)	$63,858	$246,352	$193,349	$208,610	$215,175

(Less):
Interest capitalized	19,679	66,838	49,556	33,863	33,393

Earnings (4)	$164,522	$294,348	$423,323	$331,857	$282,858

Ratio (4 divided by 3)	2.58	1.19	2.19	1.59	1.31

(1)         The results of operations for 2010 through 2013 have been adjusted to reflect discontinued operations for properties sold or held for sale as of March 31, 2014.

(2)         Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).